Exhibit 1.02

NEWPORT CORPORATION

CONFLICT MINERALS REPORT

For Calendar Year 2013

This Conflict Minerals Report (the “Report”) has been prepared by Newport Corporation (collectively with our subsidiaries, referred to herein as “Newport,” “we,” “our” and “us”) for the calendar year of 2013 in compliance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”).  In accordance with the Rule, we have evaluated our products and have determined that conflict minerals are necessary to the functionality or production of certain products that we manufactured or contracted to be manufactured during the calendar year of 2013.  Accordingly, we have conducted in good faith a reasonable country of origin inquiry and have undertaken due diligence on the source and chain of custody of such conflict minerals, as described in this Report.  For purposes of our evaluation and this Report, “conflict minerals” are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.  Certain other terms used in this Report are defined in Item 1.01(d) of Form SD.

Company and Product Overview

Newport is a global supplier of advanced technology products and systems to a wide range of industries, including scientific research, microelectronics, defense and security, life and health sciences, and industrial markets.  We develop, manufacture and/or sell a broad portfolio of products, including:

•                  lasers and laser technology, including solid-state lasers, ultrafast lasers and laser systems, tunable lasers, fiber lasers, and gas lasers;

•                  optical components and subassemblies, including precision laser optics and opto-mechanical subassemblies, optics and lens assemblies for thermal imaging, thin-film optical filters, and ruled and holographic diffraction gratings;

•                  photonics instruments, systems and components, including optical power and energy meters, light sources, optical detectors and modulators, laser beam profilers, monochromators, spectroscopy instrumentation, laser diode controllers and drivers, and laser diode burn-in and life test systems;

•                  high-precision positioning products and systems;

•                  vibration isolation products and systems; and

•                  three-dimensional non-contact measurement sensors and equipment.

We manufacture and contract to manufacture our products within three operating groups:  our Lasers Group, our Optics Group and our Photonics Group.

Products Containing Necessary Conflict Minerals

We have evaluated our products and have determined that conflict minerals are necessary to the functionality or production of certain products that we manufacture or contract to be manufactured.  Such necessary conflict minerals are contained primarily in certain components of products in the following major product categories:

•                  Products containing electronic components, including lasers, laser systems, photonics instrumentation, positioning systems and measurement equipment — for example, tantalum is used in capacitors and tin is used in solder contained in the electronic components of such products.

•                  Optical components — for example, gold is used in the coatings of certain mirrors, gratings and filters.

•                  Opto-mechanical components — for example, tin is used in fasteners contained in mounts and positioners.

•                  Vibration isolation products and systems — for example, tungsten is contained in certain welding rods used in the fabrication of such products and systems.

In addition, necessary conflict minerals are contained in our integrated systems, which incorporate products from some or all of the foregoing product categories.

Conflict Minerals Policy

Newport has adopted a policy related to the sourcing of conflict minerals, which is available on our website at www.newport.com/conflictminerals.

Reasonable Country of Origin Inquiry and Determination

Newport’s product offering is broad and complex, consisting of over 15,000 products, with a substantial number of our products containing numerous materials and components procured from third-party suppliers.  In most cases, our suppliers of materials and components containing conflict minerals are several levels downstream in the supply chain from the smelter/refiner of such minerals.  As such, we rely on our suppliers to determine the country of origin of conflict minerals contained in our products.

In connection with our reasonable country of origin inquiry (“RCOI”), throughout 2013 and 2014 to date, we have conducted a process in which we sent written surveys to suppliers that provide materials and components for our products.  Based on our internal evaluation of our products and associated supply chain, we have focused our surveys and follow-up inquiries on those suppliers who supply materials and components that we know contain, or that we believe may contain, conflict minerals.  The surveys and other inquiries are designed to determine: (1) which materials and components do, in fact, contain conflict minerals that are necessary to the functionality or production of our products and/or such materials or components; (2) whether any necessary conflict minerals originate in the Democratic Republic of the Congo (“DRC”) or an adjoining country, as defined in paragraph (d)(1) of Item 1.01 of Form SD; (3) whether the necessary conflict minerals are derived from recycled or scrap sources; and (4) the name and location of the smelter where the necessary conflict minerals were processed.  To date, we have sent written surveys to a total of 1,689 suppliers and have received responses from approximately 83% of such suppliers.

Based on the RCOI, we have determined that the necessary conflict minerals contained in many of our products did not originate in the DRC or an adjoining country; however, the necessary conflict minerals contained in certain of our products have originated in the DRC or an adjoining country and are not from recycled or scrap sources, or we have reason to believe that they may have originated in the DRC or an adjoining country and may not be from recycled or scrap sources.  Accordingly, we have undertaken, and we will continue to undertake, due diligence to determine the country of origin and/or the source and chain of custody of such conflict minerals.

Due Diligence on the Source and Chain of Custody of Conflict Minerals

During 2013, we began to implement certain processes for supply chain due diligence, particularly relating to conflict minerals.  In designing such processes, we are following the framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements (the “Due Diligence Guidance”).  We intend to continue to enhance such processes in conformity with the Due Diligence Guidance.

Internal Management System

Newport’s senior management has adopted a policy to develop and implement the due diligence measures necessary to determine the source and chain of custody of conflict minerals in our supply chain, which has been communicated to our global management team and employees working in relevant areas of our operations.  Our senior management team recognizes the importance of having an internal management system to support supply chain due diligence and is committed to ensuring the availability of resources necessary to support the establishment, operation and monitoring of due diligence processes.

We have appointed a Director of Strategic Sourcing, who has been given authority and responsibility to oversee our due diligence relating to conflict minerals.  In addition, members of our management and employee teams in key areas across all of our business groups, including strategic sourcing and purchasing, product engineering, and product management and marketing, have been designated to assist in establishing and conducting such due diligence processes.

Engagement with Suppliers

We have identified those of our suppliers from which we require information and assistance to support our conflict minerals due diligence efforts.  We have long-term relationships with many of these suppliers.  In connection with our RCOI, we have communicated with our suppliers to inform them of and educate them on the conflict minerals due diligence requirements and to obtain their assistance in complying with such requirements.  As we continue to enhance our due diligence processes, we intend to incorporate additional requirements and due diligence measures into our supplier qualification process and to incorporate additional provisions into our contracts with suppliers to ensure that our suppliers are committed to supporting our policies and due diligence processes pertaining to conflict minerals in our supply chain.  We also intend to expand our supplier communication, training and auditing procedures to improve the availability and accuracy of information pertaining to minerals in our supply chain and to improve our risk mitigation efforts.

Due Diligence to Identify and Assess Risks in the Supply Chain

As a downstream company in the supply chain, it is difficult for us to identify the upstream smelters and producers of minerals used in our products, many of which are several levels upstream from us in the supply chain.  However, we have taken steps to identify smelters through communications with our direct suppliers and information available through the Conflict-Free Sourcing Initiative (“CFSI”) and Conflict-Free Smelter Program (“CFSP”).  In connection with our RCOI, in addition to our inquiries regarding the country or origin of necessary conflict minerals and whether the necessary conflict minerals come from recycled or scrap sources, we have requested information from our direct suppliers regarding the smelters that processed such conflict minerals, if known.  In certain cases, we have received from our direct suppliers information regarding other upstream companies in the supply chain, which we have used to conduct our own research as to the origin of conflict minerals, by contacting such upstream companies directly and/or utilizing information available through other industry resources.

Utilizing the smelter information that we have received directly or through our suppliers, we have cross checked such information through the CFSP to confirm whether such smelters have been validated as compliant in accordance with the CFSP.  If a smelter is designated as a conflict-free smelter through the CFSP, we rely on such designation in making determinations as to whether our products containing conflict minerals processed by such smelter are DRC conflict free.

We have established an internal system to track all information that we have received regarding the source of conflict minerals and the status of smelters in our supply chain.  As we enhance our due diligence program, we intend to implement a database that is integrated with our global information systems to improve the maintenance, monitoring and accessibility of such information across our company.

Status of Products

Despite our due diligence efforts to date, for certain of the products described in each of the categories under the heading “Products Containing Necessary Conflict Minerals” beginning on page 1 of this Report, we do not have sufficient information to determine with certainty whether such products are DRC conflict free, and as such we deem those products to be DRC conflict undeterminable.  In many cases, the country of origin of the necessary conflict minerals contained in such products, and the facilities used to process such necessary conflict minerals, remain unknown to us despite our ongoing due diligence efforts.  In certain cases, based on information received from our suppliers, we have determined that necessary conflict minerals originate in the DRC or an adjoining country, but we have not been able to determine the mine or location of origin of such conflict minerals.  For example, one of our suppliers of capacitors that are used in the electronic components contained in many of our products, such as laser systems, motors, meters and controllers, has informed us that the tantalum used to manufacture such capacitors originates in the DRC or an adjoining country.  As another example, one of our suppliers of solder, which is contained in sensors incorporated into our positioning systems, has informed us that they purchase tin for use in such solder that originates in the DRC or an adjoining country.  However, such suppliers have communicated to us that they have not been able to determine whether the smelters are conflict-free smelters and that the smelters are still completing their investigations of the source and chain of custody of such conflict minerals.  A list of the smelters that our suppliers have identified as having processed conflict minerals contained in our products that are deemed DRC conflict undeterminable, and that we have not yet verified to be conflict-free smelters, is set forth in Attachment A to this Report.

Ongoing Due Diligence Regarding Source of Conflict Minerals

Newport and our suppliers continue to investigate the country of origin and/or the source and chain of custody of such conflict minerals.  Our efforts include follow-up discussions with our direct suppliers, and in some cases with their suppliers, regarding the status of their investigations.  We also continue to monitor information available through the CFSP to determine if the smelters known to us to supply the conflict minerals contained in our products have been validated as compliant in accordance with the CFSP.

Responding to Identified Risks

Designated members of our senior management team receive periodic reports from our Director of Strategic Sourcing regarding the status of our supplier inquiries and other due diligence activities and the potential risks relating to the origin of the conflict minerals contained in our products.  The risks identified to date through our supplier inquiries and other activities arise primarily from the lack of sufficient information as to the country of origin and/or the source and chain of custody, as well as the challenges that we and our suppliers face in obtaining such information from upstream companies in our supply chain.  At this time, we are responding to these risks by continuing our efforts to obtain the necessary information from our existing suppliers and other upstream companies in our supply chain.  We are making periodic requests for updates from our suppliers to monitor the progress of their due diligence activities.  As we implement a more formalized risk mitigation plan, where deemed appropriate and feasible, we may respond to such risks by taking steps to qualify alternate suppliers that have committed to procure necessary conflict minerals from sources that have been validated as compliant in accordance with the CFSP.

Enhancements to Due Diligence and Risk Mitigation Efforts

We will continue to implement additional processes to enhance our due diligence and risk mitigation efforts pertaining to conflict minerals in our supply chain, in a manner consistent with the framework set forth in the Due Diligence Guidance.  The steps that we are taking and/or intend to take include:

•                  Communicating to our suppliers our policy regarding conflict minerals in our supply chain, and obtaining commitments from our suppliers to adopt policies and due diligence measures in support thereof;

•                  Enhancing the structure of our internal management systems, and expanding our management and employee training activities, in support of our supply chain due diligence program;

•                  Expanding our supplier qualification and auditing procedures and contractual requirements;

•                  Improving our supplier communication and training programs;

•                  Expanding our recordkeeping capabilities to improve the maintenance, monitoring and accessibility of supply chain information across our company;

•                  Encouraging and working with key suppliers to continuously move toward conflict-free sourcing; and

•                  Participating in industry-wide information sharing initiatives to assist in identifying smelters in our supply chain and in verifying and monitoring their status with respect to the sourcing of conflict minerals.

Audit of Report

As permitted by paragraph (c)(1)(iv) of Item 1.01 of Form SD, because certain of our products are DRC conflict undeterminable, we have not obtained an independent private sector audit of this Report for the calendar year 2013.

Attachment A

A list of the smelters that Newport’s suppliers have identified as having processed conflict minerals contained in our products that are deemed DRC conflict undeterminable, and that we have not yet verified to be conflict-free smelters, is set forth in the table below.

Conflict Mineral	Smelter Name	Smelter Country
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	Caridad	Mexico
Gold	Cendres & Métaux SA	Switzerland
Gold	Chugai Mining	Japan
Gold	Codelco	Chile
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Hisikari Mine	Japan
Gold	Jiangxi Copper Company Limited	China
Gold	Kazzinc Ltd	Kazakhstan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Met-Mex Peñoles, S.A.	Mexico
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	Pan Pacific Copper Co. LTD	Japan
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Sabin Metal Corp.	United States
Gold	SAMWON METALS Corp.	Korea, Republic Of
Gold	Schone Edelmetaal	Netherlands
Gold	Senju Metal Industry Co Ltd	Japan
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	China
Gold	Shenzhen Tiancheng Chemical Co Ltd	China
Gold	Torecom	Korea, Republic Of
Gold	Xstrata Canada Corporation	Canada
Gold	Yokohama Metal Co Ltd	Japan
Gold	Yoo Chang Metal	Korea, Republic Of
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China
Tantalum	Gannon & Scott	United States
Tantalum	King-Tan Tantalum Industry Ltd	China
Tin	China Tin Group	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Cookson	United States
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	CV Duta Putra Bangka	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia

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Conflict Mineral	Smelter Name	Smelter Country
Tin	Empresa Metallurgica Vinto	Bolivia
Tin	Gejiu Zi-Li	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Liuzhou China Tin	China
Tin	Mentok Smelter	Indonesia
Tin	Metallo Chimique	Belgium
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Shen Mao Solder(m)Sdn Bhd	Malaysia
Tin	Tamura	Japan
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ATI Tungsten Materials	United States
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd	China
Tungsten	China Minmetals Nonferrous Metals Co Ltd	China
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	HC Starck GmbH	Germany
Tungsten	Japan New Metals Co Ltd	Japan
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	China
Tungsten	Kennametal Inc.	United States
Tungsten	Williams Brewster	United States
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten Co Ltd	China
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China

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